Exhibit 19.1

TRADES IN SECURITIES BY DIRECTORS, OFFICERS AND COMPANY PERSONNEL AND TREATMENT OF CONFIDENTIAL INFORMATION

(ALSO KNOWN AS THE “INSIDER TRADING POLICY”)
ADOPTED AS OF FEBRUARY 25, 2025

I.
PURPOSE

Strict laws and regulations in the United States and other countries prohibit the trading of securities based on material non-public information (also known as “insider trading”). In the United States, these laws are enforced by the Securities and Exchange Commission (the “SEC”) and by criminal prosecutors at both the federal and state levels. These laws require that publicly-traded companies adopt and communicate clear policies on insider trading.

Xperi Inc. (together with its subsidiaries, “Xperi” or the “Company”) is adopting this policy (the “Policy”) to avoid improper conduct, and the appearance of improper conduct, on the part of anyone employed by or associated with the Company with respect to insider trading.

II.
CONSEQUENCES

The consequences of insider trading violations can be significant. For individuals who trade on inside information (or tip information to others):

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A civil penalty of up to three times the profit gained or loss avoided;
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A criminal fine (no matter how small the profit) of up to $5 million; and
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A jail term of up to twenty years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

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A civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
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A criminal penalty of up to $25 million.

If a director, officer, or employee violates this Policy, Company-imposed sanctions, including removal or dismissal for cause, could result. Any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation, irreparably damage one’s career, and significantly hurt the reputation and future

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business prospects of the Company. There are no limits on the size of a transaction that will trigger insider trading liability. In the past, relatively small trades have resulted in SEC investigations and lawsuits.

The Company’s Chief Legal Officer is responsible for administering this Policy; provided, however, that if the Chief Legal Officer is a party to a proposed trade, transaction, or inquiry relating to this Policy, the Company’s Chief Financial Officer will act as the compliance officer with respect to such proposed trade, transaction, or inquiry. The Chief Legal Officer may delegate authority to act pursuant to this Policy as deemed necessary or appropriate in the Chief Legal Officer’s sole discretion. The duties and powers of the Chief Legal Officer and any delegees under this Policy may include the following:

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Administering, monitoring and enforcing compliance with this Policy.
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Responding to all inquiries relating to this Policy.
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Designating and announcing special trading blackout periods during which specified persons may not trade in Company securities.
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Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Chief Legal Officer determines might have access to material non-public information concerning the Company.
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Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.
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Assisting in the preparation and filing of all required SEC reports filed by Section 16 Insiders (defined below) relating to their trading in Company securities, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
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Maintaining as Company records originals or copies of all documents required by the provisions of this Policy, and copies of all required SEC reports relating to insider trading, including Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
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Revising this Policy as necessary to reflect changes in applicable insider trading laws and regulations (to be promptly reported to and considered by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors (the “Board”) of the Company).
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Designing and requiring training about the obligations of this Policy as the Chief Legal Officer considers appropriate.

III. POLICY

Coverage. This Policy shall apply to all directors, officers, employees (including full-time employees and part-time employees), temporary workers and consultants of the Company, to all persons living in their households and any other person or entity whose securities trading decisions are influenced or controlled by any of the foregoing. Persons subject to this Policy shall be responsible for ensuring that members of their households comply with this Policy.

General Prohibition. There will be no trading permitted at any time based upon material non-public information in any Company securities or any securities of other companies with which the Company does business (“Restricted Companies”).

Additionally, the CFO or Chief Legal Officer may, at any time in their discretion, prohibit or restrict any or all of the Company’s directors, officers, employees, temporary workers and consultants (and members of their households) from trading in any Company securities, whether or not such persons are actually in possession of material non-public information.

Directors, Officers and Certain Designated Employees. To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers and certain designated employees who have regular access to material non-public information about the Company. These policies are set forth in the Company’s Addendum to the Policy, attached hereto (the “Addendum”). The Company will notify you if you are subject to the Addendum. The Addendum generally prohibits directors, officers and designated employees from trading in Company securities during blackout periods and, for directors and officers, requires pre-clearance for all transactions in Company securities.

Definitions. Terms used in this Policy are defined as set forth immediately below.

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Trading. The definition of trading, for purposes of this Policy, shall include any purchase, sale, or hedging transaction, of any public or private security of the Company or of any of the Restricted Companies, effected through any worldwide market or exchange, including any derivatives market or exchange, enabling the purchase, sale or hedging of such securities. Trading does not include the exercise of compensatory stock options or purchases pursuant to the Company’s Employee Stock Purchase Plan (“ESPP”), but does include any sale of shares acquired upon such exercise or purchase.
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Security. The definition of a security, for purposes of this Policy, shall include, but not be limited to, publicly and privately issued common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.
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Material nonpublic information. The definition of material nonpublic information, for purposes of this Policy, shall be any information, favorable, non-favorable or otherwise, that a reasonable investor would consider important in making a decision to evaluate, purchase, hold or sell Company securities or the securities of Restricted Companies and which has not been publicly disclosed by the Company or Restricted Companies. Information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is non-public, unless it has been officially released by the Company or Restricted Company, as applicable. Depending on the facts and circumstances, information that could be considered material includes, but is not limited to:
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projections of future earnings or losses or other unpublished financial results;

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news of a pending or proposed merger, acquisition, joint venture or tender offer;
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news of a significant sale of assets or the disposition of a subsidiary;
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changes in dividend policies or the declaration of a stock split or the offering of additional securities;
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changes in, or initiation of, material litigation matters;
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changes in control of the Company or a Restricted Company, or extraordinary management developments;
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milestone achievements or non-achievements;
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significant new products or discoveries or delays in new product introduction or development;
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significant developments with respect to licenses, contracts or intellectual property matters;
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significant regulatory actions concerning products or potential products;
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impending bankruptcy or financial liquidity problems;
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the gain or loss of a substantial customer, supplier, collaborator or partner;
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discoveries, or grants, allowances or disallowances of patents;
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plans to raise additional capital through stock sales or otherwise;
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results of product trials;
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a cybersecurity incident or risk that may adversely impact the Company’s or a Restricted Company’s business, reputation or share value;
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Changes in auditors or significant changes in accounting policies and practices that affect the financial results of the Company or a Restricted Company; and
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any other information which could reasonably affect the price of any Company securities, or the securities of any of the Restricted Companies.
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Restricted Companies. Restricted Companies include all significant collaborators, customers, partners, suppliers, competitors and other companies about which the Company’s directors, officers and employees have learned material nonpublic information during the course of performing their duties for the Company. Persons subject to this Policy who learn material nonpublic information about any Restricted Company are required to keep all such information confidential until it is disclosed publicly, and may not provide “investment tips” about such company or engage in any other action to take advantage of such confidential information.

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Tipping information to others. Persons subject to this Policy are not permitted to disclose any material nonpublic information about the Company or any of the Restricted Companies to other persons. Liability in such cases can extend both to the “tippee” – the person to whom the insider disclosed inside information – and to the “tipper” – the insider himself. Penalties can apply regardless of whether you derive any benefit from someone else’s actions.
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Emergency transactions. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception to this Policy. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
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Twenty-twenty hindsight. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of twenty-twenty hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

IV. ADDITIONAL PROHIBITED TRANSACTIONS

Persons subject to this Policy are not permitted to engage in any of the following activities with respect to securities of the Company:

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Purchases of Company stock on margin. This means borrowing from a brokerage firm, bank or other entity in order to purchase Company stock (other than in connection with a so-called “cashless” exercise of options under the Company’s stock plans).
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Pledging the Company’s stock to secure margin or other loans. Pledging the Company’s stock as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s stock in a “margin” account (which would allow you to borrow against your holdings to buy securities).
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Short sales of Company stock. This involves selling Company stock you do not currently own in the expectation that the price of the stock will fall, or as part of a hedge or arbitrage transaction.
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Buying or selling put or call options on Company stock, or entering into other derivative contracts or hedging transactions. This includes options trading on any of the stock exchanges or futures exchanges, as well as customized derivative or hedging transactions with third parties.
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Post termination transaction. If you are in possession of material non-public information when your service terminates, you may not trade in Company securities until that information has become public or is no longer material.
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Standing and limit orders. You may not place standing or limit orders on Company securities.

V. CONFIDENTIAL INFORMATION AND COMMUNICATIONS WITH THE MEDIA

Unauthorized disclosure of internal information relating to the Company (including information regarding new products, the Company’s suppliers, customers or collaborators) could cause competitive harm to the Company and in some cases could result in liability for the Company.

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Unauthorized disclosure. Company personnel are not permitted to disclose internal information about the Company with anyone outside the Company, except as required in the performance of regular duties for the Company. In this regard, Company employees are prohibited from posting internal information about the Company on the Internet or otherwise communicating about the Company and its business in Internet-based chat rooms or social networking forums.
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Communications with the media, securities analysts and investors. Communications on behalf of the Company with the media, securities analysts and investors must be made only by specifically designated representatives of the Company. Unless you have been expressly authorized to make such communications, if you receive any inquiry relating to the Company from the media, a securities analyst, stockholder or an investor, you should refer the inquiry to the CFO or Chief Legal Officer.
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Rumors. Rumors concerning the business and affairs of the Company may circulate from time to time. Our general policy is not to comment upon those rumors.

Individual employees should not comment on or respond to rumors and should refer any requests for comments or responses to the CFO or Chief Legal Officer.

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Safeguarding confidential information. Care must be taken to safeguard the confidentiality of internal information. For example, take great care in discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, and do not share your computer or other account IDs and passwords with any other person.

VI. REPORTING VIOLATIONS / COMPANY ASSISTANCE

You should refer suspected violations of this Policy to the CFO or Chief Legal Officer, or through the reporting procedures set forth in the Company’s Whistleblower Policy. In addition, if you:

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receive material non-public information that you are not authorized to receive or that you do not need to know to perform your employment responsibilities; or
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receive confidential information and are unsure if it is within the definition of material non-public information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact the CFO or Chief Legal Officer. Consulting your colleagues may have the effect of exacerbating the problem, as containment of the information, until the legal implications of possessing it are determined, is critical.

Any person who has any questions about specific transactions may obtain additional guidance from the CFO or Chief Legal Officer.

Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment. Any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

VII. RULE 10B5-1 TRADING PLANS

Notwithstanding the prohibition against insider trading, SEC Rule 10b5-1 provides an affirmative defense against insider trading liability. A person subject to this Policy can rely on this defense and trade in Company securities, regardless of their awareness of inside information and without the restrictions of windows and blackout periods, if the transaction occurs pursuant to a pre-arranged written trading plan (a “Trading Plan”) that was entered into when the person was not in possession of material non-public information and that complies with the requirements of Rule 10b5-1. The use of such Trading Plans might also help reduce negative publicity that may result when key executives sell the Company’s stock.

Employees may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trading Plans (and any amendments thereto) are to be implemented only when the individual is not aware of any material non-public information, and Trading Plans adopted by Insiders (and Related Insiders) (each as defined in the Addendum) are required to be pre-cleared by the Chief Legal Officer prior to implementing a Trading Plan. Trades pursuant to a Trading Plan may occur at any time. For individuals other than Insiders (or Related Insiders) who are subject to the policies and procedures set forth in the Addendum, the Company requires a “cooling off” period of at least thirty days (or such longer period as may be required by Rule 10b5-1) between the establishment of a Trading Plan and the commencement of sales under the Trading Plan.

You should note that the termination of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. If an individual terminates a Trading Plan after the first option exercise or stock sale, then the individual must cancel all outstanding Trading Plans and agree not to enter into another Trading Plan until at least six months after revocation of the Trading Plan. In any event, you should not assume that compliance with the six-month bar will protect you from possible adverse legal consequences of a Trading Plan termination.

Amendments to plans call into question whether the Trading Plan was initially executed in good faith and increase the risk of a loss of affirmative defense afforded under Rule 10b5-1. Accordingly, any amendment of a Trading Plan will not be permitted unless it has been pre-cleared by the CFO and Chief Legal Officer.

None of the Company, the Chief Legal Officer, nor any of the Company’s officers, employees or other representatives will be deemed, solely by their pre-clearance of a Trading

Plan, to have represented that it complies with Rule 10b5-1 or to have assumed any liability or responsibility to the Insider or any other party if the Trading Plan fails to comply with Rule 10b5-1.

VIII. ACKNOWLEDGEMENTS

All directors, officers, employees, and consultants will be required to acknowledge their understanding of, and an agreement to comply with, this Policy.

XPERI INC.

ADDENDUM TO

INSIDER TRADING POLICY

I.
INTRODUCTION

This Addendum explains requirements and procedures, which apply to all directors and officers (collectively, “Section 16 Insiders”) subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), as well as certain designated employees (“Designated Employees” and, together with the Section 16 Insiders the “Insiders”)) of Xperi Inc. and its subsidiaries (the “Company”) who have access to material non-public information about the Company, and is in addition to and supplements the Insider Trading Policy (the “Policy”). Please note that this Addendum applies to all Company securities which you hold or may acquire in the future. Those subject to this Addendum include spouses, minor children, adult family members sharing the same household and any other person or entity over whom the Section 16 Insider or Designated Employee exercises influence or control over the securities trading decisions of such person or entity (collectively, “Related Insiders”).

II.
PRE-CLEARANCE PROCEDURES

Section 16 Insiders, any Designated Employees who are at the Vice President or more senior level, and any Related Insiders of such individuals (collectively, “Pre-Clearance Insiders”), may not engage in any transaction involving the Company’s securities (including the net or cashless exercise of stock options, gifts, loans, contributions to a trust or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Chief Legal Officer. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction must be re-requested if the transaction order is not placed within three trading days of obtaining pre-clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

Requests for pre-clearance must be submitted via email to the Chief Legal Officer (or a specified delegate) at least two business days in advance of each proposed transaction. If the Pre-Clearance Insider does not receive a response to the request within 24 hours, the Pre-Clearance Insider must follow up to ensure that the message was received. Each Pre-Clearance Insider’s request for pre-clearance should include the information requested in any pre-clearance request form provided by the Company, or any other information that is material to consideration of the proposed transaction.

Notwithstanding the foregoing, pre-clearance is not required for any trades made pursuant to a pre-arranged Rule 10b5-1 Plan adopted in accordance with the requirements of the Policy. Pre-clearance is also not required for purchases under the employee stock purchase plan, receipt of option grants and the cash exercise of options unaccompanied by a sale.

Special Guidelines for 10b5-1 Trading Plans. In addition to the requirements set forth in this Policy or this Addendum and notwithstanding anything to the contrary, a Pre-Clearance Insider will not be deemed to have violated this Policy for transactions pursuant to a 10b5-1 Plan that has been pre-cleared by the Chief Legal Officer. The Chief Legal Officer may withhold or condition pre-clearance of any proposed 10b5-1 Plan (each, a “Trading Plan”) for any reason, in the Chief Legal Officer’s sole discretion.

A Trading Plan will not be pre-cleared if the Chief Legal Officer concludes that the Trading Plan:

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Fails to comply with the requirements of Rule 10b5-1, as amended from time to time;
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Would permit a transaction to occur before the later of (i) 90 days after adoption (including deemed adoption) of the Trading Plan or (ii) two business days after the filing of a Form 10-Q or Form 10-K that discloses the Company’s financial results for the quarter in which the Trading Plan was adopted (subject to a maximum of 120 days after adoption of the Trading Plan).
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Is established during a “closed” window period or a special “blackout” period, or the Insider is unable to represent to the satisfaction of the Chief Legal Officer that the Insider is not in possession of material non-public information regarding the Company.
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Lacks appropriate mechanisms to ensure that the Insider complies with all rules and regulations applicable to securities transactions by the Insider.
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Does not provide the Company the right to suspend all transactions under the Trading Plan if the Chief Legal Officer, in their sole discretion, deems such suspension necessary or advisable, including suspensions to comply with any “lock-up” agreement the Company agrees to in connection with a financing or other similar events.
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Exposes the Company to liability under any other applicable state or federal rule, regulation or law;
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Creates any appearance of impropriety;
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Fails to meet guidelines established by the Company; or
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Otherwise fails to satisfy the Chief Legal Officer for any reason.

Any modifications to or deviations from a Trading Plan are deemed to be the Pre-Clearance Insider entering into a new Trading Plan and, accordingly, require pre-clearance of such modification or deviation pursuant to Section II of this Addendum.

Any termination of a Trading Plan must be immediately reported to the Chief Legal Officer. If a Pre-Clearance Insider has pre-cleared a new Trading Plan (the “Second Plan”) intended to succeed an earlier pre-cleared Trading Plan (the “First Plan”), the Pre-Clearance Insider may not affirmatively terminate the First Plan without pre-clearance pursuant to Section II of this Addendum.

None of the Company, the Chief Legal Officer, nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their pre-clearance of a Trading Plan, to have represented that it complies with Rule 10b5-1 or to have assumed any liability or responsibility to the Insider or any other party if the Trading Plan fails to comply with Rule 10b5-1.

Upon entering into or amending a Trading Plan, the Pre-Clearance Insider must promptly provide a signed copy of the plan to the Company and, upon request, confirm the Company’s planned disclosure regarding the entry into or termination of a plan (including the date of adoption or termination of the plan, duration of the plan, and aggregate number of securities to be sold or purchased under the plan).

III.
BLACKOUT PERIODS

Insiders subject to this Addendum (and Related Insiders) are subject to the following blackout periods, during which they may not trade in the Company’s securities (except by means of pre-arranged Rule 10b5-1 Plans established in compliance with this Policy).

Quarterly Blackout. Because the announcement of the Company’s quarterly financial results will almost always have the potential to have a material effect on the market for the Company’s securities, Insiders are not permitted to trade in the Company’s securities during the period beginning at 5:00 pm Eastern Time on the 15th day of the last month of the quarter (or if the 15th day of such month falls on a weekend or holiday, after market on the last Trading Day before the 15th) and ending one full Trading Day following the release of the Company’s earnings for that quarter. The definition of “Trading Day,” for purposes of this Policy, shall be any day that the New York Stock Exchange is open.

Interim Earnings Guidance Blackout. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-Specific Blackout. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Chief Legal Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

NOTE: Even if a blackout period is not in effect, at no time are you permitted to trade in Company securities if you are in possession of material non-public information about the Company. Do not assume that the Company will notify you when it believes you are in possession of inside information. The law states that you are prohibited from trading while in the possession of material non-public information.